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                  Copyright 1996 PR Newswire Association, Inc.
                                  PR Newswire

                             July 11, 1997, Friday

SECTION: Financial News

DISTRIBUTION: TO BUSINESS EDITOR


HEADLINE: Apogee to Trade on AMEX - Company Moves From the Nasdaq National Market -

DATELINE: KING OF PRUSSIA, Pa., July 11

BODY:

        Apogee, Inc. (Nasdaq: APGG) announced its common stock is scheduled to begin trading on the American Stock Exchange Monday, July 14, 1997, under the ticker symbol APG. G.H.M., Inc. has been selected as the specialist unit for the new listing.

        Lawrence M. Davies, President of Apogee, said, "We are pleased to have the opportunity to move to the American Stock Exchange. We expect this action will provide a more efficient market for our common stock. Among the benefits expected are a narrowing of the spread between bid and asked prices; enhanced liquidity; and greater visibility."

        Apogee, Inc., based in King of Prussia, Pennsylvania, is one of the leading providers of outpatient behavioral health services in the United
States. The Company currently operates 119 behavioral healthcare centers located in 13 states and the District of Columbia, and provides services to over 1 million members under managed care capitation arrangements.
SOURCE: Apogee, Inc.

        CONTACT: Alan N. Vinick, Senior Vice President and CFO of Apogee, 610-992-7670; or Susan Noonan, Investors, ext. 203, or Heather Hennessy, Media, ext. 274, both of Noonan-Russo Communications, 212-696-4455, or news@noonanrusso.com

LOAD-DATE: July 12, 1997




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